Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement is dated as of July 26, 2017 among, Oroplata Resources, Inc., a Nevada corporation (the “Company”), and Jeffrey Maller (“Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with legal services in connection with its business, and the Consultant has agreed to provide the Company with such legal services; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.The Company will issue 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to Consultant. The shares to be issued shall are for payment of services by the Consultant in respect of legal services for general corporate and ongoing SEC Reporting matters performed by the Consultant on behalf of the Company (the “Services”). None of the Services are in connection with any capital raising transaction or with directly or indirectly promoting or maintaining a market for the securities of the Company. The Shares to be issued shall be payment towards said legal services.

2.Registration or Exemption. Notwithstanding anything to the contrary contained herein, the 500,000 Shares shall be registered on a Form S-8 Registration Statement filed on or about July 27, 2017.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

“Company”:
Oroplata Resouces, Inc., a Nevada corporation By: /s/ Michael Mason Name: Michael Mason Title: CEO
“Consultant”:
/s/ Jeffrey Maller Jeffrey Maller, an individual